Exhibit 99.1

P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports First Quarter 2011 Results

Houston, Texas (May 10, 2011) – Duncan Energy Partners L.P. (NYSE: DEP) today announced its financial and operating results for the three months ended March 31, 2011.  Net income attributable to Duncan Energy Partners for the first quarter of 2011 was $19.3 million, or $0.33 per common unit on a fully diluted basis, compared to $21.2 million, or $0.37 per common unit on a fully diluted basis, for the first quarter of 2010.  Net income attributable to Duncan Energy Partners for the first quarter of 2011 was reduced by approximately $3.3 million or $0.06 per unit (fully diluted) for the Partnership’s share of the insurance deductible related to an NGL release that occurred at its Mont Belvieu, Texas underground storage facility in February 2011 (the “West Storage incident”).

The Partnership’s distributable cash flow was $30.7 million for the first quarter of 2011 compared to $32 million for the first quarter of 2010.  On April 14, 2011, the Board of Directors of Duncan Energy Partners’ general partner declared an increase in the Partnership’s quarterly cash distribution rate with respect to the first quarter of 2011 to $0.4575 per common unit, or $1.83 per unit on an annualized basis.  This is a 2.2 percent increase over the $0.4475 per unit that was paid with respect to the first quarter of 2010.  The Partnership’s share of its subsidiaries’ combined distributable cash flow for the first quarter of 2011 provided approximately 1.15 times coverage of the cash distribution that was paid on May 6, 2011 to unitholders of record on April 29, 2011.  The Partnership retained approximately $4.1 million of distributable cash flow in the first quarter of 2011 that can be used to reduce debt and fund growth capital projects.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial liquidity measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, which is net cash flows provided by operating activities.

“We reported solid results this quarter,” said W. Randall Fowler, president and chief executive officer of the general partner of Duncan Energy Partners.  “We continue to benefit from increased natural gas and NGL pipeline and fractionation volumes in South Texas, as well as higher capacity reservation fees from our natural gas and NGL pipelines and storage businesses.  Cash flow from our fee-based assets enabled us to increase the cash distribution to our partners for the 10th consecutive quarter while retaining capital to invest in our Haynesville Extension project.”

“Construction of the Haynesville Extension of our Acadian Gas natural gas pipeline system is progressing on time and is estimated to come in under budget.   The 270-mile pipeline is being constructed in five simultaneous segments, three of which started in early February 2011.  The entire pipe has been double-jointed, coated and stacked in pipe yards near the construction sites. The pipeline is on target to begin operations in September 2011,” said Fowler.

Review of Segment Quarterly Performance

Since Duncan Energy Partners consolidates the financial results of its controlled operating subsidiaries, the following discussion of segment results presents gross operating margin and volumes on a 100 percent basis, even though the Partnership owns less than 100 percent of these businesses. Gross operating margin is a non-GAAP financial performance measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, which is operating income.

Natural Gas Pipelines & Services – Gross operating margin for the first quarter of 2011 increased 22 percent to $51.7 million from $42.5 million for the first quarter of 2010.  Gross operating margin from the Texas Intrastate System increased $9.4 million this quarter compared to the first quarter of 2010 due to an increase in both firm capacity reservation revenues and throughput volumes and fees, primarily from the Eagle Ford Shale supply basin.  The Acadian Gas System recorded a slight quarter-to-quarter decrease in gross operating margin primarily due to higher operating expenses, which included $1.3 million of ad valorem tax expense accruals associated with the Haynesville Extension pipeline.  Partially offsetting these higher operating expenses this quarter were increased revenues on the Acadian Gas System from higher throughput volumes and increased natural gas sales margins.

Total natural gas pipeline volumes averaged 4.7 trillion British thermal units per day (“TBtus/d”) in the first quarter of 2011, a six percent increase from 4.5 TBtus/d recorded in the first quarter of 2010.

NGL Pipelines & Services – Gross operating margin for the first quarter of 2011 was $24.3 million compared to $26.9 million reported for the first quarter of 2010.  Excluding operational measurement gains and losses associated with the Partnership’s Mont Belvieu storage complex that are allocated to Enterprise through noncontrolling interest, gross operating margin increased 14 percent to $29.6 million for the first quarter of 2011 from $26.0 million for the first quarter of 2010.  Gross operating margin this quarter benefited from increased storage fees and volumes at the Partnership’s complex in Mont Belvieu, Texas, as well as increased NGL pipeline and fractionation volumes on our South Texas NGL System.  These increases were partially offset by expenses related to the insurance deductible for the West Storage incident.

NGL pipeline volumes for the first quarter of 2011 increased seven percent to 128 thousand barrels per day (“MBPD”) from 120 MBPD in the first quarter of 2010.  NGL fractionation volumes increased to 88 MBPD in the first quarter of 2011 from 82 MBPD in the first quarter of 2010.

Petrochemical Services – Gross operating margin for the first quarter of 2011 decreased to $1.2 million from $2.4 million in the first quarter of 2010, primarily due to lower pipeline volumes and higher pipeline integrity expenses on the Lou-Tex Propylene Pipeline.  Total petrochemical transportation volumes averaged 25 MBPD for the first quarter of 2011 compared to 31 MBPD in the first quarter of 2010.

Capitalization

Total debt principal outstanding was $898 million at March 31, 2011.  Duncan Energy Partners had total liquidity of approximately $648 million at March 31, 2011 including availability under the Partnership’s revolving credit facilities and cash.

Total capital spending in the first quarter of 2011 was approximately $327 million, which included approximately $176 million spent on the Haynesville Extension project and $10 million for sustaining capital expenditures.  Duncan Energy Partners funded approximately $118 million of the capital expenditures associated with the Haynesville Extension project for the three months ended March 31, 2011.

Supplemental Selected Standalone Financial Information

In February 2007, Duncan Energy Partners acquired controlling ownership interests in five midstream energy companies (the “DEP I Midstream Businesses”) from Enterprise in a drop down transaction.  In December 2008, Duncan Energy Partners acquired controlling ownership interests in three additional midstream energy companies (the “DEP II Midstream Businesses”) from Enterprise in a second drop down transaction.

To assist investors and other users of our financial statements, Exhibit A to this press release includes selected financial information of Duncan Energy Partners L.P. on a standalone basis apart from that of our consolidated financial information.  A key difference between the supplemental selected standalone financial information and our general purpose consolidated financial statements is that the DEP I and DEP II Midstream

Businesses (i.e., the Partnership’s operating subsidiaries) are viewed as investments and presented as unconsolidated affiliates by Duncan Energy Partners L.P. on a standalone basis.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of gross operating margin and distributable cash flow.  The exhibits accompanying this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of financial performance or liquidity.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) non-cash asset impairment charges; (iii) gains and losses from asset sales and related transactions; and (iv) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

Distributable cash flow.  The Partnership’s distributable cash flow is a useful non-GAAP measure of liquidity that approximates the amount of cash that Duncan Energy Partners could pay its partners each period.  We define the Partnership’s distributable cash flow as the sum of its share of the distributable cash flow of each of the DEP I and DEP II Midstream Businesses, less any standalone expenses of the Partnership such as interest expense and general and administrative costs (net of non-cash items).

In general, we define the distributable cash flow of our operating subsidiaries as their net income or loss adjusted for:

•	the addition of depreciation, amortization and accretion expense;

•	the addition of cash distributions received from Evangeline, if any, less equity earnings;

•	the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations;

•	the addition of losses or subtraction of gains relating to asset sales and related transactions;

•	the addition of cash proceeds from asset sales and related transactions;

•
the addition of losses or subtraction of gains from the monetization of derivative instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; and

•	the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures do not generate additional revenues.

Management compares our distributable cash flow to the cash distributions we expect to pay our partners.  Using this data, management computes our distribution coverage ratio.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership pays to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

First Quarter 2011 Earnings Conference Call

Management for Duncan Energy Partners will discuss first quarter results with analysts and investors in a combined conference call with Enterprise Products Partners L.P. scheduled for 9 a.m. CDT today.  The call will be broadcast live over the Internet and may be accessed by visiting the partnership’s website at www.deplp.com.

Company Information and Use of Forward-Looking Statements

Duncan Energy Partners L.P. is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation, transportation and storage and petrochemical transportation and storage; and refined products storage.  Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,400 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.8 billion cubic feet (“Bcf”) per day; approximately 1,770 miles of NGL and petrochemical pipelines featuring access to one of the world’s largest fractionation complexes at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 17 million barrels (“MMBbls”) of leased NGL storage capacity; 8.1 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with approximately 100 MMBbls of NGL, petrochemical and refined products storage capacity at Mont Belvieu.  Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is an indirect wholly-owned subsidiary of Enterprise Products Partners L.P.

This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in the partnership's filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635
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Exhibit A

Duncan Energy Partners L.P.
Supplemental Standalone Financial Information – UNAUDITED

(Dollars in millions, except per unit figures)

The following table summarizes the distributable cash flow (“DCF”) and related coverage ratio calculations for Duncan Energy Partners on a standalone basis.  The line item captioned “Duncan Energy Partners L.P. standalone expenses, net of non-cash items” primarily represents accrued interest expense and general and administrative costs of the partnership itself, exclusive of any such amounts attributable to the DEP I and DEP II Midstream Businesses.  We calculate the distribution coverage ratio by dividing “Distributable cash flow, net to limited partners” by the average number of distribution-bearing units outstanding, and further by the declared distribution rate per unit for the period indicated.

In addition, the following table presents selected income statement and balance sheet data of Duncan Energy Partners L.P. on a standalone basis.  Duncan Energy Partners L.P. currently has no operations apart from its investments in the DEP I and DEP II Midstream Businesses.  For purposes of this presentation, we have listed amounts pertaining to the DEP I Midstream Businesses apart from those relating to the DEP II Midstream Businesses.

	Three Months Ended
	March 31,
	2011	2010
Distributable cash flow summary:
DEP share of the DCF attributable to the:
DEP I Midstream Businesses	$11.1	$12.9
DEP II Midstream Businesses	22.5	22.1
Duncan Energy Partners L.P. standalone expenses, net of non-cash items	(2.9)	(3.0)
Total Duncan Energy Partners L.P. distributable cash flow	30.7	32.0
Less: Distributions to our general partner	(0.2)	(0.2)
Distributable cash flow, net to limited partners	$30.5	$31.8

Average distribution-bearing units outstanding	57.8	57.7

Distributable cash flow coverage:
Declared distribution rate per unit	$0.4575	$0.4475
Distribution coverage ratio	1.15x	1.23x

Selected income statement information:
Equity earnings - DEP I Midstream Businesses	$8.8	$10.3
Equity earnings - DEP II Midstream Businesses	$14.1	$14.6
General and administrative costs	$0.5	$0.6
Interest expense	$3.1	$3.1
Net income attributable to Duncan Energy Partners L.P.	$19.3	$21.2
Selected balance sheet information at each period end:
Investment in DEP I Midstream Businesses	$966.5	$512.5
Investment in DEP II Midstream Businesses	$669.4	$702.4
Total debt principal outstanding at end of period	$897.8	$457.3
Partners’ equity	$755.4	$759.5

Exhibit B
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED

(Dollars in millions, except per unit figures)

	Three Months Ended
	March 31,
	2011	2010
Revenue	$283.2	$290.6
Costs and expenses:
Operating costs and expenses	257.0	267.2
General and administrative costs	4.6	4.9
Total costs and expenses	261.6	272.1
Equity in income of Evangeline	0.3	0.2
Operating income	21.9	18.7
Other expense:
Interest expense	3.1	3.1
Income before benefit from (provision for) income taxes	18.8	15.6
Benefit from (provision for) income taxes	(0.5)	0.1
Net income	18.3	15.7
Net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent	2.5	(4.7)
DEP II Midstream Businesses - Parent	(1.5)	10.2
Total net loss attributable to noncontrolling interest	1.0	5.5
Net income attributable to Duncan Energy Partners	$19.3	$21.2
Allocation of net income to Duncan Energy Partners:
Limited partners	$19.2	$21.0
General partner	$0.1	$0.2
Per unit data (fully diluted):
Earnings per unit	$0.33	$0.37
Average LP units outstanding (in millions)	57.8	57.7

Other financial data:
Net cash flows provided by operating activities	$55.9	$61.5
Net cash used in investing activities	$326.3	$69.7
Net cash provided by financing activities	$260.6	$26.0
Distributable cash flow (see Exhibit A)	$30.7	$32.0
Depreciation, amortization and accretion (100% basis)	$52.5	$48.2
Total debt principal outstanding at end of period	$897.8	$457.3

Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$326.6	$117.3

Exhibit C
Duncan Energy Partners L.P.
Selected Financial & Operating Data – UNAUDITED

(Dollars in millions, operating data as noted)

	Three Months Ended
	March 31,
	2011	2010
Gross operating margin by segment:
Natural Gas Pipelines & Services	$51.7	$42.5
NGL Pipelines & Services	24.3	26.9
Petrochemical Services	1.2	2.4
Total gross operating margin	77.2	71.8
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Amounts in operating costs and expenses:
Depreciation, amortization and accretion	(50.9)	(47.6)
Gains from asset sales and related transactions	0.2	0.9
Non-cash asset impairment charges	--	(1.5)
General and administrative costs	(4.6)	(4.9)
Operating income	$21.9	$18.7

Selected operating data:
Natural Gas Pipelines & Services:
Natural gas throughput volumes, net (BBtus/d)	4,711	4,465
NGL Pipelines & Services:
Pipeline throughput volumes (MBPD)	128	120
Fractionation volumes (MBPD)	88	82
Petrochemical Services:
Petrochemical transportation volumes (MBPD)	25	31

Components of net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent:
Mont Belvieu Caverns	$3.9	$(2.8)
Acadian Gas	(0.1)	(0.3)
Lou-Tex Propylene	--	(0.4)
Sabine Propylene	(0.1)	(0.1)
South Texas NGL	(1.2)	(1.1)
Total DEP I Midstream Businesses - Parent	2.5	(4.7)
DEP II Midstream Businesses - Parent:
Enterprise Texas	(4.6)	5.6
Enterprise Intrastate	1.3	1.2
Enterprise GC	1.8	3.4
Total DEP II Midstream Businesses - Parent	(1.5)	10.2
Total net loss attributable to noncontrolling interest	$1.0	$5.5

Exhibit D
Duncan Energy Partners L.P.
Reconciliation of DCF to Net Cash Flows Provided by Operating Activities - UNAUDITED

(Dollars in millions)

	Three Months Ended
	March 31,
	2011	2010
Total Duncan Energy Partners L.P. distributable cash flow	$30.7	$32.0
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Proceeds from asset sales and related transactions	(0.3)	(2.0)
Sustaining capital expenditures:
DEP I Midstream Businesses	5.8	4.4
DEP II Midstream Businesses	3.7	6.7
Noncontrolling interest share of distributable cash flow:
DEP I Midstream Businesses - Parent	0.4	7.5
DEP II Midstream Businesses - Parent	30.3	15.4
Net effect of changes in operating accounts	(14.7)	(2.5)
Net cash flows provided by operating activities	$55.9	$61.5